                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:1

   4) Proposed maximum aggregate value of transaction:

   1Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                 DESIGNS, INC.

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

                                 JUNE 13, 1995

     The Annual Meeting of Stockholders of Designs, Inc. (the "Company") will be held at the Hyatt Regency Cambridge, 575 Memorial Drive, Cambridge, Massachusetts at 8:30 A.M. on Tuesday, June 13, 1995 for the following purposes:

          1. To elect six directors to serve until the next Annual Meeting of Stockholders or Special Meeting in lieu thereof.

          2. To transact such further business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 1995 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. The transfer books will not be closed.

                                          By order of the Board of Directors,

                                          SCOTT N. SEMEL
                                          Secretary

Chestnut Hill, Massachusetts
May 12, 1995

                                 DESIGNS, INC.
                              1244 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02167
                                 (617) 739-6722

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 13, 1995

                                 USE OF PROXIES

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about May 12, 1995, in connection with the solicitation by the Board of Directors of Designs, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders, to be held on Tuesday, June 13, 1995, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' direction. Stockholders are encouraged to vote on the matters to be considered. However, if no choice has been specified by a stockholder, the shares will be voted as recommended by management. Any stockholder may revoke such stockholder's proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Company.

     A plurality of the votes of shares of the Company's Common Stock, $.01 par value ("Common Stock"), properly cast is required to elect directors. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of a majority of the outstanding shares of Common Stock (as of the record date) present or represented at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder's shares from the quorum count by declaring such shares absent from the Annual Meeting. Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The Board of Directors has determined, in accordance with the By-Laws of the Company, as amended (the "By-Laws"), that the Board of Directors to be elected at the Annual Meeting shall consist of six members. There are six nominees, each of whom currently serves as a member of the Board of Directors of the Company, to be elected to serve on the Board until the 1996 Annual Meeting of Stockholders or Special Meeting in lieu thereof. Although management expects all nominees to accept nomination and to serve if elected, proxies may be voted for a substitute if a nominee is unable to serve at the time of election.

     The nominees for directors are:

                                                                                           DIRECTOR
                  NAME                     AGE                   POSITION                   SINCE
- -----------------------------------------  ---     ------------------------------------    --------
Stanley I. Berger........................  65      Chairman of the Board and Director        1976
Joel H. Reichman.........................  45      President, Chief Executive Officer        1987
                                                   and Director
James G. Groninger.......................  51      Director                                  1987
Bernard M. Manuel........................  47      Director                                  1990
Melvin Shapiro...........................  80      Director                                  1990
Peter L. Thigpen.........................  55      Director                                  1994

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following named person was the only person or entity known by the Company to be the beneficial owner of more than five percent of the issued and outstanding shares of Common Stock as of April 7, 1995. The Company is informed that such person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable.

                                                                      NUMBER OF
                                                                        SHARES
                                                                     BENEFICIALLY         PERCENT
              NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED           OF CLASS(1)
- -----------------------------------------------------------------    ------------       -----------
Stanley I. Berger................................................     1,102,199(2)          6.9%
     1244 Boylston Street
     Chestnut Hill, Massachusetts 02167

- ---------------
(1) A total of 15,749,187 shares of Common Stock were outstanding as of April 7, 1995.

(2) Includes 134,999 shares issuable upon exercise of stock options.


     As of April 7, 1995, the directors of the Company, the executive officers of the Company and a former executive officer of the Company named in the Summary Compensation Table set forth below, and the directors, executive officers and such former executive officer as a group were the beneficial owners of the indicated amount of issued and outstanding shares of Common Stock. Except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                      NUMBER OF
                                                                        SHARES
                                                                     BENEFICIALLY         PERCENT
NAME AND TITLE                                                          OWNED           OF CLASS(1)
- -----------------------------------------------------------------    ------------       -----------
Stanley I. Berger................................................     1,102,199(2)         6.9%
  Chairman of the Board and Director
Joel H. Reichman.................................................       124,954(3)          *
  President, Chief Executive Officer and Director
Scott N. Semel...................................................       107,031(4)          *
  Senior Vice President, General Counsel and Secretary
Geoffrey M. Holczer(5)...........................................        30,000             *
  Senior Vice President, Chief Financial Officer and Treasurer
Carolyn R. Faulkner..............................................         1,200(6)          *
  Vice President and Controller
James G. Groninger...............................................        13,800(7)          *
  Director
Melvin Shapiro...................................................        34,050(8)          *
  Director
Bernard M. Manuel................................................        22,800(9)          *
  Director
Peter L. Thigpen.................................................         3,833(10)         *
  Director
Directors and Executive Officers as a group (9 persons)..........     1,439,867(11)        8.9%

- ---------------
  *  Less than 1%.

 (1) A total of 15,749,187 shares of Common Stock were outstanding as of April 7, 1995.

 (2) Includes 134,999 shares issuable upon exercise of stock options.

 (3) Includes 117,497 shares issuable upon exercise of stock options, as well as 280 shares owned by Mr. Reichman's wife and 427 shares owned by Mr. Reichman's children, as to which 707 shares Mr. Reichman disclaims beneficial ownership.

 (4) Includes 102,081 shares issuable upon exercise of stock options, as well as 450 shares owned by Mr. Semel's daughter, as to which he disclaims beneficial ownership.

 (5) Mr. Holczer resigned as an officer and employee of the Company in December 1994.

 (6) Represents 1,200 shares issuable upon exercise of stock options.

 (7) Includes 12,000 shares issuable upon exercise of stock options.

 (8) Represents 33,600 shares issuable upon exercise of stock options and 450 shares owned by Mr. Shapiro's wife as to which he disclaims beneficial ownership.


 (9) Represents 22,800 shares issuable upon exercise of stock options.

(10) Includes 3,333 shares issuable upon exercise of stock options.

(11) Includes 427,510 shares issuable upon exercise of stock options exercisable within 60 days of April 7, 1995. See also Notes 2, 3, 4 and 6 through 10 above for further details concerning such options.

NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     Stanley I. Berger is a founder of the Company and has been its Chairman of the Board since January 27, 1993. Mr. Berger also served as the Company's Chief Executive Officer from January 27, 1993 until December 19, 1994. Prior to January 27, 1993, Mr. Berger had served as the President and Chief Operating Officer of the Company since 1977. Mr. Berger has been a director of the Company since its inception. Mr. Berger has been in the retail clothing business for approximately 25 years. Mr. Berger was a founder of C&S Clothing Inc. prior to becoming a founder of Slak Shak, Inc., d/b/a You & You for Levi's ("You & You") in 1970. In 1976, You & You was sold to The GAP Stores, Inc. ("The Gap"). Thereafter it formed The Gap's basis for retail operations in New England. Mr. Berger also is a partial beneficial owner of Durban Trust, the Company's landlord for its corporate headquarters.

     Joel H. Reichman has been President and Chief Executive Officer of the Company since December 19, 1994. Prior to that time, he had served as the Company's President and Chief Operating Officer since January 27, 1993. Mr. Reichman has been employed by the Company since 1976 and served as its Executive Vice President from 1985 until January 1993. Prior to joining the Company, he was employed by The Gap as Assistant to the Regional Manager and by Slak Shak, Inc. as Assistant to the Vice President, Operations. Mr. Reichman has been affiliated with Mr. Berger for the past 23 years in the operation of various retail apparel businesses.

     Scott N. Semel, 39, has been employed as General Counsel to the Company since December 1986. In March 1990, Mr. Semel was elected Secretary and Vice President of the Company. In March 1994, Mr. Semel was elected Senior Vice President of the Company.

     William D. Richins, 44, became Chief Financial Officer of the Company on April 17, 1995. Prior to joining the Company, Mr. Richins was Executive Vice President and Chief Financial Officer of London Fog Corporation, a manufacturer and retailer of rainwear and outerwear, from 1993 to 1995. From 1991 to 1993, he was Senior Vice President and Chief Financial Officer of a division of Melville Corporation, Linens 'n Things, a domestics and home furnishings retailer. From 1989 to 1991, he was Senior Vice President, Chief Financial and Operating Officer of Laura Ashley, Inc., an apparel and home furnishings retailer and manufacturer.

     James G. Groninger was elected a director of the Company in 1987. Mr. Groninger is currently the founder and president of The Bay South Company, an investment banking firm. Prior to becoming associated with The Bay South Company, Mr. Groninger held various positions with PaineWebber Incorporated, an investment banking and brokerage firm, since prior to 1990, including the position of Managing Director. Mr. Groninger presently is a member of the Board of Directors of Cygne Designs, Inc. and NPS Pharmaceuticals, Inc.

     Bernard M. Manuel was elected a director of the Company in 1990. Mr. Manuel is the Chairman of the Board and Chief Executive Officer of Cygne Designs, Inc., a private label manufacturing company, and Chairman of the Board and Chief Executive Officer of Amvent, Inc., an international financial consulting company. Mr. Manuel has been associated with these companies since prior to 1990.

     Melvin Shapiro was elected a director of the Company in 1990. Mr. Shapiro has been a partner in the independent accounting firm of Tofias, Fleishman and Shapiro, P.C. since prior to 1990.

     Peter L. Thigpen was elected a director of the Company in March 1994. Mr. Thigpen is currently a partner and a founder of Executive Reserves, a consulting firm specializing in marketing strategy, quality processes and development of strategic business plans. Prior to becoming associated with Executive Reserves, Mr. Thigpen held various positions with Levi Strauss & Co. covering a period of more than 23 years. Prior to leaving the employ of Levi Strauss & Co., Mr. Thigpen held the position of Senior Vice President, U.S. Operations. Mr. Thigpen is also a director of The Gymboree Corporation.

     All directors hold office until the next Annual Meeting of Stockholders or Special Meeting in lieu thereof. Executive officers, once elected, serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     During the fiscal year ended January 28, 1995 ("fiscal year 1995"), non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal year 1995, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting; $2,000 for each Management Succession Committee meeting; $1,500 for each Audit Committee meeting; and $1,500 for each Nominating Committee meeting. During fiscal year 1995, non-employee directors of the Company were, and during the fiscal year ending February 3, 1996 ("fiscal year 1996"), such directors will continue to be, eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Each non-employee director of the Company who is elected by the stockholders to the Board initially will automatically be granted, upon such election, a stock option to purchase 10,000 shares of Common Stock at the then fair market value. Each non-employee director of the Company who is re-elected by the stockholders to the Board is granted, upon such re-election, a stock option to purchase 3,000 shares of Common Stock at the then fair market value. Each of such stock options becomes exercisable in three equal installments commencing twelve months following the date of grant and has a ten year term.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to Stanley I. Berger and Joel H. Reichman, each of whom served as Chief Executive Officer of the Company during a portion of fiscal year 1995, the other two executive officers of the Company as of January 28, 1995 and Geoffrey
M. Holczer, a former executive officer of the Company who resigned in December 1994, for the fiscal years ended January 28, 1995, January 29, 1994 and January 30, 1993.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL             LONG TERM
             NAME AND                                COMPENSATION         COMPENSATION
        PRINCIPAL POSITION           FISCAL       -------------------       AWARDS:         ALL OTHER
       (AT JANUARY 28, 1995)          YEAR         SALARY     BONUS         OPTIONS      COMPENSATION(1)
- -----------------------------------  ------       --------   --------     ------------   ---------------
Stanley I. Berger..................   1995(2)     $462,564   $152,000(3)      35,000        $  20,989
     Chairman of the Board            1994        $460,000   $184,000         25,000        $   2,106
                                      1993(4)     $420,000   $210,000        172,500        $     216
Joel H. Reichman...................   1995(5)     $300,000   $ 91,000(6)      35,000        $   3,334
     President and                    1994        $270,000   $108,000         25,000        $   3,934
     Chief Executive Officer          1993(7)     $215,000   $107,500        112,500        $     216
Scott N. Semel.....................   1995        $225,000   $ 68,500(8)      25,000        $   2,544
     Senior Vice President, General   1994        $170,000   $ 68,000         15,000        $   3,749
     Counsel and Secretary            1993        $142,000   $ 71,000         82,500        $     216
Geoffrey M. Holczer................   1995(9)     $201,164   $ 61,139(10)     25,000        $ 138,589
     Senior Vice President, Chief     1994        $200,000   $ 80,000         15,000        $   3,880
     Financial Officer and            1993        $187,500   $ 93,750         82,500        $     216
       Treasurer
Carolyn R. Faulkner................   1995(11)    $ 97,091   $ 16,154(12)      5,000        $   2,200
     Vice President and Controller

- ---------------
 (1) The amounts disclosed in this column covering fiscal year 1995 represent
     (i) payments to Mr. Berger under his Consulting Agreement in fiscal year 1995 of $20,833; (ii) salary continuation (paid and accrued) and the value of an automobile transferred to Mr. Holczer under his Employee Separation Agreement with the Company in the aggregate amount of $136,308; (iii) payments for insurance premiums for term life insurance for the benefit of the executive officer (Mr. Berger $156, Mr. Reichman $156, Mr. Semel $156, Mr. Holczer $156, and Mrs. Faulkner $123); and (iv) matching contributions made by the Company to the Company's retirement plan (the "401(k) Plan") established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of the executive officer (Mr. Reichman $3,178, Mr. Semel $2,388, Mr. Holzcer $2,125, and Mrs. Faulkner $2,077).

 (2) Mr. Berger resigned as Chief Executive Officer and an employee of the Company on December 19, 1994.

 (3) Mr. Berger earned a bonus for fiscal year 1995 under the Company's Executive Incentive Plan ("EIP") in the total amount of $152,000, of which amount $42,000 was paid by the Company in fiscal year 1996.

 (4) Mr. Berger became Chairman of the Board and Chief Executive Officer of the Company on January 27, 1993.

 (5) Mr. Reichman became Chief Executive Officer of the Company on December 19, 1994.

 (6) Mr. Reichman earned a bonus for fiscal year 1995 under the EIP in the total amount of $91,000, of which amount $25,000 was paid by the Company in fiscal year 1996.

 (7) Mr. Reichman became President and Chief Operating Officer of the Company on January 27, 1993.

 (8) Mr. Semel earned a bonus for fiscal year 1995 under the EIP in the total amount of $68,500, of which amount $19,000 was paid by the Company in fiscal year 1996.

 (9) Mr. Holczer resigned as an officer and employee of the Company in December 1994. 122,500 of Mr. Holczer's options that remained unexercised thirty days following his resignation as an officer and employee of the Company terminated thirty days following such resignation.

(10) Mr. Holczer earned a bonus for fiscal year 1995 in the amount of $61,139, all of which will be paid by the Company in fiscal year 1996.

(11) Mrs. Faulkner became a Vice President of the Company in March 1994.

(12) Mrs. Faulkner earned a bonus for fiscal year 1995 in the amount of $16,154, all of which was paid by the Company in fiscal year 1996.

     Option Grants Table. The following Option Grants Table sets forth certain information as of January 28, 1995 regarding stock options granted during the fiscal year ended January 28, 1995 by the Company to the current executive officers and a former executive officer named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                                                                REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                INDIVIDUAL GRANTS                             ANNUAL RATES OF
                          -------------------------------------------------------------            STOCK
                                                  PERCENT OF                                PRICE APPRECIATION
                                                TOTAL OPTIONS    EXERCISE                           FOR
                           NUMBER OF OPTIONS      GRANTED TO     PRICE PER                    OPTION TERM(4)
                          GRANTED TO PURCHASE    EMPLOYEES IN      SHARE     EXPIRATION     -------------------
          NAME              COMMON STOCK(1)     FISCAL YEAR(2)    ($/SH)      DATE(3)          5%        10%
          ----            -------------------   --------------   ---------   ----------     --------   --------
Stanley I. Berger.......         35,000              11.1%        $15.25       04/04/04     $335,673   $850,661
Joel H. Reichman........         35,000              11.1%        $15.25       04/04/04     $335,673   $850,661
Scott N. Semel..........         25,000               7.9%        $15.25       04/04/04     $239,767   $607,615
Geoffrey M. Holczer.....         25,000               7.9%        $15.25       04/04/04     $239,767   $607,615
Carolyn R. Faulkner.....          5,000               1.6%        $ 9.00       07/01/04     $ 28,001   $ 71,719

- ---------------
(1) Options were granted to Messrs. Berger, Reichman, Semel and Holczer under the 1992 Stock Incentive Plan and become exercisable in three equal annual installments commencing twelve months following the date of grant. Options were granted to Mrs. Faulkner under the 1992 Stock Incentive Plan and become exercisable in five equal installments commencing twelve months following the date of grant.

(2) Options covering 316,500 shares of Common Stock were granted to employees of the Company during fiscal year 1995.

(3) All options described above expire ten years following the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission (the "Commission") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of shares of Common Stock. There can be no assurance that the amounts shown will be realized.

     Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended January 28, 1995 and stock options held as of January 28, 1995 by the current executive officers and a former executive officer named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                                                              NUMBER OF UNEXERCISED
                                                               OPTIONS TO PURCHASE          VALUE OF UNEXERCISED
                                                             COMMON STOCK AT FISCAL        IN-THE-MONEY OPTIONS AT
                                 SHARES                             YEAR END                 FISCAL YEAR-END(2)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   -----------   -----------   -------------   -----------   -------------
Stanley I. Berger............         --            --       123,333        109,167       $    -0-       $ -0-
Joel H. Reichman.............         --            --       105,831         89,167       $127,114       $ -0-
Scott N. Semel...............         --            --        93,748         62,500       $193,375       $ -0-
Geoffrey M. Holczer..........     48,750      $260,943            --             --       $     --       $ --
Carolyn R. Faulkner..........         --            --         1,200          9,800       $    -0-       $ -0-

- ---------------
(1) Value Realized means the difference between the option exercise price and the market value, as of the date of exercise, of the shares of Common Stock acquired upon exercise.

(2) Value is based on the last sale price of Common Stock ($7.75 per share) on Friday, January 27, 1995, as reported by the NASDAQ National Market System, less the applicable option exercise price.


COMPENSATION COMMITTEE REPORT

     Decisions concerning the compensation of the Company's executive officers generally are made by the two-member Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director of the Company. The Compensation Committee must make all decisions concerning stock-based compensation awards in order to qualify the stock-based plans for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following Report summarizes the Company's executive officer compensation practices and policies for fiscal year 1995.

     COMPENSATION POLICIES

     The Company's compensation policies are designed to link executive officer compensation to the annual and long term performance of the Company and to provide industry-competitive compensation for such officers. The compensation mix reflects a balance of annual cash payments, consisting of annual base salary payments and annual incentive bonus payments, and long term stock-based incentives in the form of stock options. Annual incentive cash bonuses are earned by eligible executive officers under the Company's EIP based upon the achievement of measurable corporate performance goals established prior to or in the first fiscal quarter of each fiscal year. However, emphasis in incentive compensation is placed on the more strategic stock-based plans which more closely align the interests of the executive officers with those of the stockholders of the Company and which provide incentives to attract individuals and to motivate and retain executive officers over the long term.

     The Company's executive officer compensation consists of two key elements:
(1) an annual component, consisting of base salary and bonus, if any, and (2) a long term component consisting of the grant of stock options. The policies with respect to each of these elements, as well as the basis for determining the compensation of each of the Company's employees who served as Chief Executive Officer during fiscal year 1995, Stanley I. Berger and Joel H. Reichman, are described below:

     (1) Annual Component: Base Salary and Annual Bonus

          Base Salary: Base salaries for executive officers are reviewed and established annually by reviewing the individual performance of the executive officers, evaluating the responsibilities of the position and comparing the executive officers' salaries with those of other comparable executive officers of other companies in the specialty retail apparel chain store industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel chain store business with similar sales and market capitalizations. In connection with base salary amounts set for fiscal year 1995, members of the Compensation Committee reviewed two professionally-prepared industry surveys and a survey prepared at the direction of the Compensation Committee to determine the competitive amounts of base salary for the Industry. The Compensation Committee also reviews the individual performance of the executive officers of the Company. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year, the individual's contribution to that performance and the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). Base salary rates for fiscal year 1995 for the individuals who held the position of Chief Executive Officer and the other three most highly compensated executive officers who held such positions in the prior year increased on average by approximately 13.5%, compared to a 14.0% increase for the fiscal year ended January 29, 1994 ("fiscal year 1994").

          Annual Bonus: The concept underlying the EIP is to link compensation to the performance of the Company based on a number of criteria. The Compensation Committee annually determines which executive officers are eligible to participate in the EIP for the following fiscal year. Generally, an executive officer's eligibility is determined based upon an assessment of such officer's individual performance during the previous fiscal year as well as other factors which members of the Compensation Committee may take into account. In fiscal year 1995, the EIP used a base profitability threshold and five quantifiable measurements of corporate performance, each of which is determined without regard to the effect of any non-recurring item of income or expense: growth of revenue, increase in profitability of the Company's comparable stores (i.e., stores open for at least one full fiscal year), achievement of profitability goals for new stores, control of non-store general and administrative expenses, and return on equity. Prior to or in the first fiscal quarter of each fiscal year the Compensation Committee reviews and thereafter establishes the goals for each measure of performance and the weight of each such measure. Under the EIP, if all of the goals are met or exceeded during the fiscal year and the base profitability threshold is met, then the Company's executive officers are entitled to receive the maximum bonus that may be paid, which, for fiscal year 1995, was 50% of the executive officer's base salary for that portion of the fiscal year in which the individual served as an executive officer of the Company. In the event only a portion of the goals are met or exceeded and the EIP's base profitability threshold is met or exceeded, the executive officers are entitled to receive a portion of the maximum bonus. If the base profitability threshold is not met during the fiscal year, the Company's executive officers are not entitled to payment of any bonus under the EIP. Prior to the beginning of fiscal year 1994, the Compensation Committee increased the goals required to be met with respect to certain of the five measurements of corporate performance. During fiscal year 1995, the corporate performance goals of profitability of newer stores, control of expenses and return on equity and the base profitability threshold were exceeded and each of the executive officers participating in the EIP was paid a bonus equal to approximately 30% of the executive officer's base salary pro-rated for that portion of the fiscal year that the individual served as an executive officer of the Company. Mrs. Faulkner's annual bonus was determined under the Company's incentive plan for Vice

Presidents under which corporate performance goals for control of expenses and profitability were achieved and Mrs. Faulkner was paid a bonus equal to approximately 17% of her base salary for fiscal year 1995.

  (2) Long Term Component: Stock Options

     To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times each year by the Compensation Committee. Stock options are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions. The Compensation Committee may take into account other factors in determining the size of stock option grants including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company. In connection with stock option grants in fiscal year 1995, the members of the Compensation Committee reviewed a survey prepared at the direction of the Compensation Committee in order to determine the competitive amounts of stock option grants for the executive officers. All stock options granted to executive officers in fiscal year 1995 had an exercise price equal to the fair market value of shares of Common Stock on the day of grant. All stock options granted to executive officers of the Company in fiscal year 1995 become exercisable in three equal annual installments commencing twelve months after the date of grant. Stock options generally are exercisable between one and ten years from the date of grant. Such stock options provide incentive for creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Common Stock occurs over a specified number of years.

     In addition to the foregoing, executive officers receive benefits under certain group health and life insurance plans which are generally available to the Company's eligible employees. The executive officers, after one year of service with the Company, are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied directly to corporate performance.

     The Commission requires that this Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to any executive officers of the Company named in the Summary Compensation Table unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

  (3) Chief Executive Officer Compensation

     (a) Mr. Berger's Compensation

     Stanley I. Berger became Chief Executive Officer and Chairman of the Board of the Company on January 27, 1993 pursuant to the Company's management succession program. Mr. Berger served as the Company's Chairman of the Board and Chief Executive Officer during all of fiscal year 1994 and until December 19, 1994. The following discussion sets forth the bases for Mr. Berger's compensation during fiscal year 1995 and the relationship between his compensation and the performance of the Company. Mr. Berger was responsible for the day to day operations of the Company with particular attention paid to its merchandising policies and practices.

  Annual Base Salary

     Mr. Berger's rate of base salary for fiscal year 1995 was set during the first fiscal quarter of the fiscal year. At that time the Company was reporting record sales and, but for a non-recurring $15 million pre-tax restructuring charge related to the closing of a group of the Company's Designs stores, would have reported record earnings for fiscal year 1994. During fiscal year 1994, the Company reported an 18% increase in sales and a 10% increase in earnings per share compared to the prior fiscal year. In light of the Company's performance during fiscal year 1994 and in order to align Mr. Berger's base salary with the base salaries of other chief executive officers in the Industry, the Compensation Committee increased Mr. Berger's annual rate of base salary by approximately 8.7%.

  Annual Bonus

     For fiscal year 1995, the Company reported record sales of $265.9 million, which was approximately $25 million (or 10%) more revenue than the Company earned in fiscal year 1994. Gross profit increased $8.9 million and net income was at a record level (after taking into account $3.2 million of income related to the Company's restructuring program). These results were achieved despite a decrease in comparable store sales principally due to the impact of a difficult retail environment, a decrease in available goods for the Company's Outlet stores, a trucking strike in the first quarter of fiscal year 1995, reduced Canadian tourism resulting from an unfavorable exchange rate and competitive pressure on the Company's mall-based Designs stores from other retailers. Mr. Berger, like the other executive officers of the Company eligible to participate in the EIP, received a bonus equal to approximately 30% of his base salary.

  Stock Options

     In light of the Company's performance in fiscal year 1994 and Mr. Berger's contribution to that performance and in furtherance of the Compensation Committee's policy of more closely aligning the executive officers' interests with those of the stockholders, in the first quarter of fiscal year 1995, the Compensation Committee granted Mr. Berger stock options covering 35,000 shares of Common Stock. Based on the surveys reviewed by the Compensation Committee, the Committee believes this option grant is consistent with practices in comparable companies in the Industry for their chief executive officers.

     (b) Mr. Reichman's Compensation

     Mr. Reichman became Chief Executive Officer of the Company on December 19, 1994 pursuant to the Company's management succession program. Mr. Reichman's base salary for fiscal year 1995 was established, and he was granted stock options for fiscal year 1995, while he was President and Chief Operating Officer of the Company. During fiscal year 1995, until he became Chief Executive Officer, Mr. Reichman was directly responsible for store operations, store construction and real estate, marketing, and technology and information systems. Mr. Reichman, after being elected Chief Executive Officer, became directly responsible for merchandising planning and visual merchandising.

     Mr. Reichman's compensation for fiscal 1995 reflects his contribution to the Company's continued expansion, its record revenues, its gross profit and net income results and the survey information received by the Committee concerning compensation of other comparable executives in the Industry. In establishing Mr. Reichman's compensation, the Committee also considered its expectation that Mr. Reichman would succeed to the office of Chief Executive Officer prior to the beginning of fiscal year 1996 under the Company's management succession program. Accordingly, Mr. Reichman's annual base salary for fiscal year 1995 was increased 11%. To provide him additional long term incentive to create stockholder value and after review of his position in the Company and its equity incentive plans, the Compensation Committee granted Mr. Reichman options covering 35,000 shares of Common Stock. Mr. Reichman's annual bonus was earned under the EIP and reflects satisfaction of three of the corporate performance goals established by the Committee under the EIP as described above.

     Despite a difficult retail environment, the Company reported record sales and earnings in fiscal year 1995. The Company successfully opened four new Original Levi's(R) Stores, fifteen new Levi's(R) Outlet by Designs stores, and one new Designs store, remodeled seventeen other stores, successfully completed the Company's store closing program and entered into a joint venture between subsidiaries of the Company and Levi's Only Stores, Inc., a subsidiary of Levi Strauss & Co. Although the performance of the Company's Common Stock during fiscal year 1995 was disappointing, the Compensation Committee is satisfied that the contribution of Messrs. Berger and Reichman to the Company's operating performance in fiscal year 1995 warranted their compensation for that year.

                                          THE COMPENSATION COMMITTEE
                                               James G. Groninger
                                               Bernard M. Manuel

     Peter L. Thigpen was elected to the Compensation Committee on May 1, 1995 and did not participate in the Committee's compensation deliberations described in the foregoing Report or in the preparation of the Report.

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's 400 Industrial Index) and a published industry index (the Standard & Poor's Retail Specialty Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1990. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                                                              S&P RETAIL
MEASUREMENT PERIOD                            S&P INDUS-      (SPECIALTY)
(FISCAL YEAR COVERED)        DESIGNS, INC.   TRIALS INDEX        INDEX
1990                             100            100             100
1991                             207.40         110.81          114.90
1992                             492.60         136.02          155.20
1993                            1266.67         146.20          204.05
1994                             850.00         164.40          199.47
1995                             491.67         167.26          198.26

     The model and other data used above were prepared by Standard & Poor's Compustat Services, a division of McGraw-Hill, Inc.

                             ADDITIONAL INFORMATION

401(K) PLAN

     On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such Plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($9,240 in each of calendar year 1994 and calendar year 1995). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such Plan by eligible employees. During fiscal year 1995, the matching contribution by the Company was set at 50% of contributions by eligible employees up to a maximum of six percent of salary.

EXECUTIVE INCENTIVE PLAN

     The EIP, which was initially adopted by the Board of Directors of the Company during the fiscal year ended January 26, 1991, was updated and re-adopted by the Compensation Committee on April 4, 1994. The EIP is an incentive compensation plan under which executive officers of the Company may be eligible to receive annual cash bonus payments. For a more complete description of the EIP, please refer to the "Compensation Policies" portion of the Compensation Committee Report set forth above.

KEY MAN INSURANCE

     The Company has obtained key man life insurance policies in the amounts of $2,000,000 on the lives of each of Messrs. Berger and Reichman. The Company pays the premium for such policies and is the sole beneficiary thereof.

LIMITATION OF LIABILITY; INDEMNIFICATION

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for
(i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

     The Certificate of Incorporation and the By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its headquarters in Chestnut Hill, Massachusetts from Durban Trust, a nominee trust of which the sole beneficiary is a partnership affiliated with Stanley I. Berger, the Chairman of the Board and a director of the Company, and the estate of Calvin Margolis, a former executive officer and director of the Company. The general partner of the beneficiary is a corporation controlled by Mr. Berger and the estate of Mr. Margolis and the only limited partners of the beneficiary are Mr. Berger and the estate of Mr. Margolis. Total rent paid to Durban Trust in fiscal year 1995 was approximately $491,000. The Company believes that the lease arrangements between the Company and Durban Trust are on terms at least as favorable to the Company as it would have expected to receive from a landlord unrelated to the Company, Mr. Berger or the estate of Mr. Margolis for office facilities of equal quality. The lease expires in April 1996.

     The Company has entered into a Consulting Agreement with Mr. Berger dated as of December 21, 1994 in which he has agreed for a period of three years to provide an average of four days per week of consulting services to the Company. As compensation for such services, among other things, the Company has agreed to pay Mr. Berger at the rate of $250,000 per annum and to provide him and his spouse health benefits during and after the term of the Agreement. In the event of the death of Mr. Berger during the term of the Agreement, the Company will continue to make such payments to his spouse for the balance of the term. Under the Agreement, the Company also agreed that during the term of the Agreement it would make available to Mr. Berger an automobile for use in connection with his work for the Company and would reimburse him for the expenses of operation of the automobile and that it would transfer title to the automobile to Mr. Berger, without charge to him, promptly after expiration of the term of the Agreement.

     In connection with Mr. Holczer's resignation in December 1994, he entered into an Employee Separation Agreement with the Company. In the Agreement, the Company agreed, among other things, to continue his base salary for six months, to pay him his bonus for fiscal year 1995 calculated in accordance with the EIP, to continue his health care benefits for the salary continuation period plus three months and to transfer title to an automobile to Mr. Holczer, without charge to him, which he used in connection with his work for the Company.

     James G. Groninger, a director of the Company, was a Managing Director of PaineWebber Incorporated until December 31, 1994. During fiscal year 1995, the Company paid brokerage commissions to PaineWebber Incorporated in connection with the Company's stock repurchase program. Mr. Groninger is currently founder, president and principal stockholder of The Bay South Company, an investment banking firm. The Company has engaged the Bay South Company to advise the Company in connection with the development of its Shareholder Rights Plan and has agreed to pay The Bay South Company a fee of $25,000 for such services.

     Bernard M. Manuel, a director of the Company, is the Chairman of the Board, Chief Executive Officer and a stockholder of Cygne Designs, Inc. In connection with the Company's testing of its private label concept in certain of its stores, a subsidiary of Cygne Designs, Inc. sold the Company private label products for which it paid $121,000 in fiscal year 1995.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors met five times during fiscal year 1995. Messrs. Berger, Reichman, Groninger, Manuel and Shapiro attended all meetings of the Board. Mr. Thigpen attended four of the meetings of the Board. Mr. Thigpen was first elected to the Board of Directors during fiscal year 1995 on March 21, 1994.

     The Board of Directors has an Audit Committee consisting of Messrs. Groninger and Shapiro and a Compensation Committee consisting of Messrs. Groninger, Manuel and Thigpen. The Board of Directors also has a Management Succession Committee and a Nominating Committee, both of which consist of Messrs. Groninger, Manuel, Shapiro and Thigpen.

     The Audit Committee meets periodically with management and the Company's independent public accountants to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee met two times during fiscal year 1995 and both members attended each meeting.

     The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the 1992 Stock Incentive Plan), supervise benefit plans and make recommendations regarding them to the Board of Directors. The Compensation Committee met one time in fiscal year 1995, and Messrs. Groninger and Manuel attended the meeting. Mr. Thigpen was elected to the Committee on May 1, 1995.

     The Management Succession Committee is responsible for planning for the succession and promotion of executive officers of the Company. The Management Succession Committee met two times during fiscal year 1995, and all of the members attended each meeting.

     The Nominating Committee is responsible for nominating individuals to serve as directors of the Company. The Nominating Committee met one time during fiscal year 1995, and all of the members attended the meeting. The Nominating Committee will consider the nomination of individuals suggested by stockholders of the Company. Stockholders wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received prior to December 1 of the year immediately preceding the year in which the annual meeting is to be held at which the proposed nominee would be considered.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Coopers & Lybrand L.L.P., which has served as the Company's principal independent public accountants continuously since 1981, was selected by the Board of Directors to continue in that capacity for the fiscal year ending February 3, 1996. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 1995 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1995, or written representations that Form 5 was not required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% shareholders were fulfilled in a timely manner, except that due to an oversight, Mr. Thigpen did not timely report on Form 3 the amount of his beneficial ownership of the Company's Common Stock within 10 days of the date of his election to the Company's Board of Directors. Upon the resignation of Geoffrey M. Holczer as an employee and officer of the Company, Carolyn R. Faulkner assumed the duties of principal financial and accounting officer. Through an oversight, an initial statement of beneficial ownership on Form 3 was not filed for Mrs. Faulkner on or before the tenth day of the month following the month in which Mrs. Faulkner assumed her duties as principal financial and accounting officer, nor was a report on Form 5 with respect to information required in such Form 3. After investigating these matters, the Company has concluded that the omissions were inadvertent, and that the failures to file did not give rise to liability under Section 16(b) of the Exchange Act for recapture of short-swing profits.

SHARES ENTITLED TO VOTE

     At the close of business on April 18, 1995, the record date for the Annual Meeting, the Company's outstanding voting securities consisted of 15,751,085 shares of Common Stock. Each share is entitled to one vote at the Annual Meeting.

SOLICITATION

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and regular employees of the Company without extra compensation, by telephone, telegraph or personal interview. Georgeson & Company Inc. has been retained by the Company for a fee not to exceed $10,000 to aid in solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1996 Annual Meeting of Stockholders or special meeting in lieu thereof must be received by the Company at its Executive Offices no later than January 12, 1996.

                                 OTHER MATTERS

     As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them. The Annual Report for fiscal year 1995 is being delivered to stockholders with this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.

                                                DESIGNS, INC.
                                                NOTICE OF 1995
                                                ANNUAL MEETING OF
                                                STOCKHOLDERS AND
                                                PROXY STATEMENT

                                                TUESDAY, JUNE 13, 1995
                                                8:30 A.M.

[LOGO]

                                                HYATT REGENCY CAMBRIDGE
                                                575 MEMORIAL DRIVE
                                                CAMBRIDGE, MASSACHUSETTS 02139

                                                PLEASE SIGN YOUR PROXY AND
                                                RETURN IT IN THE ENCLOSED
                                                POSTAGE-PAID ENVELOPE SO THAT
                                                YOU MAY BE REPRESENTED AT
                                                THE ANNUAL MEETING.

PROXY                           DESIGNS, INC.                           PROXY

           1244 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS 02167

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 1995.

        The undersigned stockholder of Designs, Inc., hereby appoints Stanley
I. Berger and Joel H. Reichman, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 13, 1995, at the Hyatt Regency Cambridge, 575 Memorial Drive, Cambridge, Massachusetts, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned to others for such Annual Meeting.

            (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

                                                            / SEE REVERSE SIDE /

/ X / PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

1.  Election of Directors:

Nominees:  Stanley I. Berger, Joel H. Reichman, James G. Groninger,
           Bernard M. Manuel, Melvin Shapiro and Peter L. Thigpen.

           /  /    FOR                /  /  WITHHELD
                   ALL                      FROM ALL
                NOMINEES                    NOMINEES


/   / _________________________________________________________
      FOR, except vote withheld from the following nominees(s).


IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESIGNS, INC. DATED MAY 12, 1995.


      MARK HERE    /  /                          MARK HERE   /  /
     FOR ADDRESS                                IF YOU PLAN
      CHANGE AND                                 TO ATTEND
     NOTE AT LEFT                               THE MEETING

IMPORTANT: Please signn your name or names exactly as printed on this proxy. If more than one person is named, all must sign. When signing as attorney, executor, administrator, trustee or guardian, give title as such.


Signature _________________________________________  Date __________________


Signature _________________________________________  Date __________________